Exhibit 99.2

139167987082

Berkshire Grey (Q3 2021 Earnings)

November 11, 2021

C: Sara Buda; Berkshire Grey; VP IR

C: Tom Wagner; Berkshire Grey; Founder, CEO

C: Mark Fidler; Berkshire Grey; CFO

P: John Walsh; Credit Suisse; Analyst

P: Greg Palm; Craig-Hallum Capital; Analyst

+++ presentation

Operator^ Good day and thank you for standing by. Welcome to the Berkshire Grey Q3 2021 Earnings Conference Call. (Operator Instructions) Please be advised that today’s conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Sara Buda, Vice President, Investor Relations. Please go ahead.

Sara Buda^ Thank you. Good morning everybody and thank you for joining Berkshire Grey’s third quarter 2021 earnings conference call. Earlier today, we issued a press release announcing our third quarter results as well as other press releases. The releases are available on our Investor Relations website at ir.berkshiregrey.com.

Leading today’s discussion will be Berkshire Grey’s Founder and Chief Executive Officer, Tom Wagner; and our Chief Financial Officer, Mark Fidler. Following management’s prepared remarks, we will open up the call to questions.

Before we get started, we would like to inform you that certain statements made during this conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

Future operating performance and financial results of the business may differ materially from those expressed or implied in any forward-looking statements due to various uncertainties and risk factors. Information concerning these uncertainties and risk factors is contained in our filings with the SEC, including our S-1 filed on September 1, 2021, our quarterly reports on Form 10-Q, and in our other filings with the SEC.

Forward-looking statements included in this call represent the companies view on November 11, 2021, and we do not commit to update these statements. As a reminder, we will be referring to some non-GAAP financial measures during today’s call. A detailed reconciliation of GAAP and non-GAAP measures can be found in our earnings press release today, which will be furnished to the SEC and is available now on our IR website. These non-GAAP measures are an addition and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered an alternative to any performance measure derived in accordance with GAAP.

With that, I will turn the call over to Tom Wagner, our CEO.

Tom Wagner^ Good morning and thank you, Sara. At Berkshire Grey, we make industry leading AI-enabled robotic systems that fill eCommerce and retail orders and handle eCommerce packages as they make their way to your door. Our robotics systems automate some of the most labor intensive and difficult tasks in fulfillment and logistics, including picking and packing items to fill orders, moving and organizing inventory, and preparing items to be loaded onto trucks.

The tailwinds for our business are terrific as the explosive growth in eCommerce and persistent labor shortages make automating the supply chain mission critical. This is our first earnings call as a public company. We’re excited to share that we are on track with our long-term growth plans and have made strong progress commercially so far this year.

Today, I’m going to talk about four areas, orders and revenue, market drivers and tailwinds, due products and technology, and scaling our team and our partnerships. With respect to orders and revenue, as expected we’re seeing more repeat orders from our large blue-chip anchor customers as we roll out solutions to more facilities in their networks and their backup store operations. This is excellent progress that aligns with our planned long-term trajectory.

Year-to-date, we have new orders of approximately $70 million with approximately 85% of those orders being repeat customers. This validates that our customers are seeing good returns on their investment with Berkshire Grey. Most recently, we received a $25 million repeat order from an anchor customer for tens of our eCommerce package handling systems.

These systems will go into multiple locations, and there are many additional locations yet for us to automate. These systems also apply to operations in both eCommerce and package handling logistics. This rollout or adoption effect is similar to what we saw earlier this year when we received a repeat order for $23 million plus from a large global retailer for our same day gross re-fulfillment systems. These will also be rolled out to many other locations with many additional locations yet to automate.

We’re also making good progress with new customers, some have systems being installed, some have orders under negotiation and many more have potential business in our pipeline. Recently, we received $11 million in new orders from new customers.

Total orders since inception are over $184 million through October. This is particularly strong considering we only left stealth mode in Q4 of 2018 and only started to build our sales and commercial teams in earnest in 2020.

Progress is strong. We are customer proven with differentiated technologies and demonstrated ROI that we have received repeat orders with major customers. This strong commercial progress has resulted in our highest backlog yet of $113 million as of early October. We are where we expected to be with respect to our general commercial progress and particularly with orders and backlog.

Revenue for Q3 is solid at approximately $19 million representing year-over-year topline growth of approximately $16 million. This is also a sequential increase of $14 million from last quarter.

Now, I’m going to shift gears and talk about market conditions, new products in technology and how we’re scaling for growth. When it comes to our market drivers, macro forces continue to provide strong tailwinds for our business. Changes in consumer expectations due to the Amazon effect puts enormous pressure on all retailers including eCommerce and brick and mortar alike to ensure that the right goods are flowing to the right places at the right times in the right quantities to meet consumer expectations. This flow of goods needs to be extremely efficient to be competitive. Recall, Amazon uses robots in their operations and is operating with them at scale.

Labor scarcity, which was a top industry issue even before the pandemic, has become even more of an issue today. Automation is required to be competitive. It’s not a nice to have, but a must have. And we offer our customers competitive advantage with robots, automating functions that previously had to be done manually.

Our technology crosses the gap and makes functions like robotic picking, packing and sortation useful in a commercial setting. As such the TAM for what we do is enormous, $280 billion today, and our $184 million in orders, while very exciting, is only the beginning of our growth.

On the product and technology fronts, thus far this year we have announced six new offerings derived from our industry-leading technology suite of AI, robotic picking, the robotic movement for mobility. One such offering is the RPP or Robotic Pick and Pack where robots pick items from inventory and pack them directly into outbound boxes to fill orders.

Another is what we call the RSPW or Robotic Shuttle Put Wall, which automates the key step in eCommerce order fulfillment and improves operational performance of this function by up to 300% when compared to a conventional put wall.

Another important product announcement we made this year is the second generation of our Mobile Robotic Fulfillment or MRF. This second generation includes new mobile robots plus improvements to our AI orchestration software, which controls and coordinates the activities of fleets of robots. This enables the aggregate system to meet throughput and other performance objectives.

I’m pleased to report that these new robots are in service and filling orders as we speak. All of these products can be used with other Berkshire Grey products, with legacy systems and with other third-party equipment like ASRS Solutions.

These new products are created from our proprietary technology suite. On that front, we combined trade secret AI software with patented hardware to create products. We automate that which was not automatable and there is a material moat around what we do.

Our technical team has over 1,000 years of experience in AI and robotics. We have over 30 PhDs and across the company more than 75% of all employees have technical and scientific backgrounds.

We recently received 11 more patent awards, which brings us to 93 patents in total up from 72 earlier this year and we have well over 300 filings.

In parallel, our AI continues to evolve. While many of our AI advances are a trade secret and competitive advantage for us, I can share that recent progress includes upgraded software modules that enable the robots to densely pack outbound containers. Great space utilization supports even better ROI for our customers and helps to conserve packaging which is super from an environmental perspective.

We continue to invest in our leading technology and have more market changing products in our roadmap.

In terms of team, scaling and go-to-market, we have enormous opportunities in our market and are scaling to meet those opportunities. We’ve hired over 160 people this year in functions ranging from engineering to sales, marketing and solution deployment. Our go-to-market strategy consists of landing and expanding with our blue-chip anchor customers, leveraging partners through the Berkshire Grey Partner Alliance and expanding our new customer base through direct sales.

We've made significant progress on all three of these fronts. Our business units are organized in the five verticals, retail, ecommerce, grocery, 3PL, and parcels, and each has a dedicated manager, sales team, and customer success team.

Our general managers have on average 30 years of experience and deep industry knowledge in a variety of verticals. Our partnerships program compliments our direct sales activities, expands our range of capabilities and offerings, and helps us to scale deployment operations.

We're currently seeing real traction with this program, both from a customer engagement perspective and from interested partners. So far this year, we've signed nine new partnership agreements, ranging from systems integrators such as AHS to global enterprise technology providers like Atos. Looking forward to sharing with you our continued progress on these fronts.

Overall, we're excited about both our progress this year and that it aligns with our long-term trajectory. The macros around the business are strong. We're customer-proven and we're seeing repeat orders from blue-chip anchor customers according to plan.

We're also adding new customers through direct sales and partnering in a larger ecosystem. Orders through October are $70 million, and we have $184 million in orders to date.

Great progress from our perspective, and this is only the beginning. Mark, over to you.

Mark Fidler^ Thanks, Tom, and good morning, everyone. I'd like to start off by providing some more detail around the substantial commercial progress that we've made this year so far.

Orders to date were $184 million, an increase of over $70 million or over 60% from the end of 2020, and an increase of over $130 million, or approximately 250% over the third quarter of 2020.

Backlog is $113 million, growth of $43 million from the beginning of this year, and more than $100 million higher than the third quarter of 2020.

As a reminder, we define backlog as signed contracts with systems yet to be delivered and installed. This backlog includes two contracts signed shortly after the end of the third quarter.

We've previously communicated that both orders and revenues will be backend loaded in 2021, so we are where we expected to be with our commercial progress so far this year. We also continued to make substantial progress expanding our relationships with our blue-chip anchor customers, as Tom noted in his remarks.

Approximately 85% of our backlog consists of anchor customers, and 85% of our orders so far this year represent follow-on orders from anchor customers as well. This is generally in line with our plan for this year and supports our strategy of expanding our long-term anchor customer relationships.

Also, as part of our plan, we're investing in the vertical teams focused on acquiring new customers. Our early results are encouraging and align with our long-term growth strategy of adding future anchor customers from each of our target verticals. There is strong interest from the market in our solutions.

We'll continue to update you on our progress with respect to orders and backlog each quarter.

Revenues for the third quarter of 2021 were approximately $18.8 million. The significant increase in revenue for the third quarter represents an increase of 750% over the same period in 2020, and an increase of 317% sequentially from the second quarter of this year.

Turning to other operational metrics, gross profit for the third quarter in 2021 was negative $2.7 million or negative 15%. During the third quarter, we commenced deployment at some project sites with technology that was being installed for the first time, and I will note as well COVID and customer global supply chain issues still add complexity to these installations on-site.

As a result, and since our revenue base is still relatively small, gross profit for the quarter was primarily impacted by higher than expected costs at these sites. We fully expect that as our revenues continue to grow, our gross margins will improve and we are confident in our ability to achieve our long-term gross margin targets of approximately 50%.

Moving to operating expenses, 2021 continues to be a year of investment. In particular, we're making investments in our go to market, in engineering and operations teams to best position us to capitalize on our massive $280 billion addressable market.

Total operating expenses in the third quarter were $44.2 million, excluding stock-based compensation, total operating expenses were approximately $30.3 million in the quarter, representing an approximate $4.6 million increase sequentially from the second quarter in 2021. The increase in total operating expenses, excluding stock-based compensation, was driven primarily by increases in headcount.

And, for perspective, as of September 30, 2021, we had about 400 people and we hired about 160 people globally since the beginning of 2021 to gear up for our growth, including senior leaders in sales, engineering, and operations. Although we expect to continue to add resources, we do expect that the pace of new hires will slow in the coming quarters.

Adjusted EBITDA, which is defined as loss from operations adjusted for depreciation in stock-based compensation expense, was negative $32.3 million for the third quarter of 2021.

Total stock-based compensation for the third quarter of 2021 was $13.9 million, and depreciation expense was about $800,000.

Moving to the balance sheet, we entered the quarter with a solid cash position of $203 million. Capital spending was about $600,000 and we expect capital spending will be less than $4 million for the full year.

Looking ahead for the full year of 2021, we expect to deliver revenue of approximately $50 million. The entire amount of remaining revenue is under contract for this year. That said, because we recognize revenue on a percentage of completion basis, there can be variability in the actual revenue recognition driven primarily by customer deployment schedules which, again, could be impacted by ongoing COVID issues, and global supply chain issues or other customer scheduling issues.

So, to summarize, we are growing orders and backlog as expected and we remain very bullish in our long-term growth plan. We look forward to executing on that plan and we're excited about the successes we've made to date. And we remain enthusiastic about the trajectory of our business.

Now, Operator, we're ready to turn it over for Q&A.

+++ q-and-a

Operator^ (Operator Instructions) Our first question comes from the line of John Walsh from Credit Suisse. Your line is now open.

John Walsh^ Hi, congratulations on the first quarter public here. I'm sure no easy or no small task to accomplish. Wanted to ask a little bit about what you're seeing with your own supply chains and as you think about delivering on the orders and the backlog that you have. Can you give us any kind of color around the phasing of that backlog? How much visibility do you have in the next year?

And then do you have all the chips and the components that you need to deliver and execute on that? Obviously, you gave us the comment on Q4 that all those revenues are already under contract.

Mark Fidler^ Yes, so we could start off by giving you some facts, right. So, we talked about backlog being at $113 million. And as we exit this year, we expect that about $90 million of that will be in backlog, which we feel really good about.

Now, other orders that we may receive in Q4 and into Q1 could also potentially contribute to revenue next year. But obviously what can really impact that would be things like -- that are not in our control, things like ongoing COVID issues, ongoing global supply chain issues directly or indirectly, and customers' schedules. So, the exact timing in when we would realize those revenues could be impacted by those factors.

But the facts are, we're at $113 million in backlog now. We expect to exit this year with 90 million, which we feel pretty good about, but there are some of these uncertainties that could impact the exact timing of that $90 million.

John Walsh^ Great, thank you. And then maybe a bigger picture question here -- and you touched on it obviously in your prepared remarks around labor and wage inflation, I think the last time you talked at the analyst day you put some metrics around customer ROIs, et cetera. If we were to mark-to-market for where we're seeing wage inflation go, can you just talk to us a little bit how some of those ROIs to your customers -- have they changed at all, just any kind of perspective on that?

Tom Wagner^ Sure, thank you. When we do the ROI modeling with customers, the main inputs are labor savings, capacity increases and process efficiencies. Labor is one of the larger levers in that calculation. To the extent that wages rise, this improves customer ROI and is reflected directly in those calculations.

John Walsh^ Okay, is there any kind of rule of thumb on, kind of, the payback if labor inflation is higher by 10% that cuts the payback or improves the ROI? Do you have any kind of rule of thumb for investors and ourselves?

Mark Fidler^ It's going to vary greatly from customer to customer. One analysis that we did very briefly with one particular customer showed that a $1 increase in the hourly wage rate would result in like a half a percentage point in return for them. So, it's pretty big. And I think as wages rise, we're seeing more and more of a sense of urgency with the customers than trying to get things done and automate.

John Walsh^ Great, I will pass it along to my fellow analysts. Appreciate it. Look forward to seeing you guys next week.

Operator^ Thank you. Our next question comes from the line of Greg Palm from Craig-Hallum Capital. Your line is now open.

Greg Palm^ Yes, thanks. Good morning, everyone. And again, I'll offer my congratulations on your first report as a public company and just the continued progression so far.

I guess, sort of along those lines, I'm assuming your entrance into the public markets has probably helped broaden awareness for the company and what sort of solutions you have. I mean, can you talk about what your current pipeline looks like? I know you gave us some metrics as of, I think, February or earlier this year. I'm just curious how that's trended to date.

Mark Fidler^ So, we think that the orders and backlog are really the more meaningful metric to track because that’s really commitments for future revenue. And when you look at -- when we measure our sales on that basis and the progress that we’ve made this year it’s, $70 million, we’re quite pleased with that.

And what that’s really showing is our ability to grab the market opportunities that -- as we expected in a relatively short period of time, right. It’s only really been in the last 18 to 24 months or so where we really began to build our commercial team. So, orders and backlog are really the metric.

What we can say qualitatively though is that the number of companies that we’ve been engaged with continues to grow. We’re targeting over 1,000 companies out there globally that we believe have a need for automation. And a lot of folks have reached out to us as well.

We’re as engaged as ever with our anchor customers and with their rollout plans for automation and our technology and I think that’s proven out in numbers that we’ve talked about today with the repeat orders.

So, generally speaking, there’s a general rising tide in terms of interest and progress building in our pipeline.

Greg Palm^ Yes, that makes sense. And just given all the trends around labor, scarcity, and wages going up, et cetera, the last few months, do you think that makes at least some of your anchor customers more aggressive in the timing of their rollout of automation or not necessarily?

Tom Wagner^ Greg, this is a conversation that actually I think you and me have had before, which is, prior to the pandemic and prior to the current conditions where labor is highly exacerbated, there was already tremendous energy in the system. And so, for the folks that planned into that, they were already in high gear.

Additional energy comes into the system due to the current labor conditions and due the pandemic accelerating some of our shopping trends and our behaviors as consumers. But for the anchors the big focus I would say that already were they on alert and they continue to be on alert and we continue to be providing them with systems. And we’re providing them with systems and we’re bullish on everything we’ve spoken about. But they were already in motion.

Greg Palm^ Yes, got it, okay. And then the $25 million repeat order, can you just confirm is that going to be for fiscal ’22 installation and I guess in terms of how many locations might be appropriate going forward it sounds like there’s a lot more locations left to automate? Is that so?

Tom Wagner^ Yes. So, the order is targeted at delivery in 2022. So, [just] to some of the issues that Mark pointed out which is we always have to plan the schedules with customer, another level of detail, right. It’s tens of locations, with that same customer there are hundreds of other locations that are amenable to automation of this type.

Greg Palm^ Got you. So, tens of locations meaning actual addresses or locations inside a specific facility?

Tom Wagner^ No, I understand the question, actual addresses, tens of different facilities.

Greg Palm^ Okay, interesting. Okay, great. All right, well, I’ll leave it there. Best of luck going forward, thanks.

Operator^ Thank you. (Operator Instructions). At this time, I am showing no further questions. I would like to turn the call back over to Tom Wagner for closing remarks.

Tom Wagner^ Well, thank you all for joining today. If you have any questions, please reach out to the team. We hope you have a good rest of the day and this concludes our call. Thank you.

Mark Fidler^ Thank you.

Operator^ This concludes today’s conference call. Thanks for participating, you may now disconnect.